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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE



          INFORMATION RESOURCES, INC. ASSESSING STRATEGIC ALTERNATIVES

            Company Announces It Has Retained William Blair & Company

CHICAGO, FEBRUARY 26, 2003 - Information Resources, Inc. (NASDAQ: IRIC) today announced that it has retained the investment banking firm of William Blair & Company, L.L.C. to assist the company in its exploration of strategic options.

"We have been working with William Blair for a few months. We are exploring a variety of strategic alternatives, including the sale of all or parts of the company, joint ventures, restructuring and capital infusions in order to enhance stockholder value and to better serve our customers," said Joe Durrett, Chairman and Chief Executive Officer of IRI "Our plans are to continue serving this industry for the long term."

Certain matters discussed above are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in reports and other documents filed by the Company with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year 2001.

ABOUT INFORMATION RESOURCES, INC.
Information Resources, Inc. is a leading provider of UPC, scanner-based business solutions to the consumer packaged goods (CPG) industry, offering services in the U.S., Europe and other international markets. The Company supplies CPG manufacturers, retailers and brokers with information and analysis critical to their sales, marketing and supply chain operations. IRI provides services designed to deliver value through an enhanced understanding of the consumer to a majority of the Fortune 500 companies in the CPG industry.

For further information, please contact:

    Andrew G. Balbirer, Executive Vice President and Chief Financial Officer
                     Mary K. Sinclair, Corporate Controller
              Kristin Van, Vice President Corporate Communications Information Resources, Inc., 150 North Clinton Street
                     Chicago, Illinois 60661, (312) 726-1221